EXHIBIT 99.1

For Immediate Release

Contact:               Willing L. Biddle, CEO or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports Second Quarter Operating Results For Fiscal 2022

Greenwich, Connecticut, June 8, 2022 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today reported its operating results for the quarter ended April 30, 2022 and provided information regarding financial and operational activities.

FINANCIAL HIGHLIGHTS FOR SECOND QUARTER FISCAL 2022

•	$7.1 million net income attributable to common stockholders ($0.18 per diluted Class A Common share).
•	$14.3 million of FFO ($0.37 per diluted Class A Common share).(1)
•	$1.1 million or a 4.7% increase in same property net operating income in the second quarter of fiscal 2022, when compared with the second quarter of fiscal 2021.(2)
•	Purchased for $33.6 million a 186,000 square foot grocery-anchored shopping center located in Shelton, CT.
•	92.1% of our consolidated portfolio Gross Leasable Area (“GLA”) was leased at April 30, 2022, an increase of 0.2% from the end of fiscal 2021.
•	2.5% average increase in base rental rates on new leases signed in our second quarter of fiscal 2022.
•	3.5% average increase in base rental rates on lease renewals signed in our second quarter of fiscal 2022.
•	On April 14, 2022, we paid a $0.2375 per share quarterly cash dividend on our Class A Common Stock and a $0.2145 per share quarterly cash dividend on our Common Stock.
•	We have $15.9 million of cash and cash equivalents currently on our balance sheet.
•	We have $114 million currently available on our unsecured revolving credit facility.
•	We have no material mortgage debt maturing until 2024.
(1) A reconciliation of GAAP net income to FFO is provided at the end of this press release.
(2) A reconciliation of income from continuing operations to same property net operating income is provided at the end of this press release.
Dividend Declarations
•
On June 6, 2022, the company’s Board of Directors declared a quarterly dividend of $0.2375 per Class A Common share and $0.2145 per Common share that will be paid on July 15, 2022 to holders of record on July 1, 2022. This represents an increase of $0.03 per share per annum on both the Class A Common and Common stock when compared with the dividend level in fiscal 2021.  The Board determined that this level of dividend was appropriate, after taking into account the improved liquidity and financial position of the company and the signs of general business improvement in our markets, including our tenants’ businesses. Also, as a REIT, the company is required to distribute at least 90% of the company’s taxable income to its stockholders.  Based on the company’s estimates, this level of common stock dividend, when combined with the company’s preferred stock dividends, will satisfy that requirement (excluding any gains on sales of property).  The Board will continue to monitor the ongoing COVID-19 situation and its impact on the company, and make future dividend decisions, based on this and other information available to it.

•
In addition, in June 2022, the Board declared the regular contractual quarterly dividend with respect to each of the company’s Series H and Series K cumulative redeemable preferred stock that will be paid on July 29, 2022 to shareholders of record on July 15, 2022.

Commenting on the operating results, Willing L. Biddle, President and CEO of Urstadt Biddle Properties Inc., said “After more than two years of the Covid-19 pandemic’s disruption to the shopping center business, we are encouraged to see a continued rebound in our tenants’ businesses and demand for vacant space at our properties.  This quarter, we renewed 249,700 square feet of existing tenant leases and signed 27,200 square feet of new leases in our portfolio, leaving the percentage of our consolidated portfolio leased at 92.1% as of April 30, 2022.  The demand is leading to increased rents, and this quarter renewal rents increased by 3.5%, our fourth consecutive quarterly increase.  Rental rates on new leases increased by 2.5%.  We believe the increasing demand for space will continue, particularly as supply becomes more constrained.  Our leasing and management teams are very busy working to deliver space for our new tenants and have a strong pipeline of new leasing deals in process. We currently have 68,700 square feet of new leases in the negotiation stage as well as letters of intent for over 159,000 square feet.  We are grateful for the tremendous efforts and perseverance of our tenants and our team, who have worked together to get through the last two plus years.”

Mr. Biddle continued…. “Although public health and business conditions continue to improve, certain categories of our tenants, like dry cleaners and small format fitness, continue to be impacted. This list, however, is decreasing monthly, and we continue to work with those of our tenants with good business plans that we feel will eventually rebound. Thankfully, due to our long-term strategy, 87% of our properties, measured by square footage, are anchored by grocery stores, wholesale clubs or pharmacies, and these businesses have remained solid throughout the pandemic.  Although our earnings and FFO have bounced back to pre-pandemic levels, there is still room to grow the income of our existing portfolio, as our properties have an average vacancy rate of 7% and demand for space is growing. Our collection rate on rents billed has returned to pre-pandemic levels, and our allowance for doubtful accounts continues to decline. Requests for rent abatements or deferrals have mostly stopped.  As a result, our same property operating income continues to improve from pandemic levels and increased 4.7% from our second quarter of fiscal 2021.  Our strong balance sheet and liquidity are the underpinnings of our company’s success, and well-located, grocery-anchored community and neighborhood shopping centers have proven to be solid investments in good times and bad.  During our second quarter, we continued to strengthen our balance sheet by refinancing our mortgage on the Dock Shopping Center, increasing the principal from $23 million to $35 million while reducing the fixed interest rate from 4.85% to 3.0525%. Also, during the second quarter, we purchased Shelton Square Shopping Center, a 186,000 square foot, supermarket-anchored, community shopping center located in Shelton, CT.  The 20+ acre property is 96.5% leased, anchored by a 67,000 square foot Stop & Shop, and includes other well-known tenants such as Edge Fitness, Hawley Lane Shoes, People’s United Bank, St. Vincent’s/Hartford Health, Burger King and Sports Clips, along with local tenants.  The purchase of Shelton Square coupled with the sale this quarter of two free standing restaurant properties (at a profit in each case), continues our strategy of concentrating our portfolio in grocery, pharmacy and wholesale club-anchored properties.”

Net income applicable to Class A Common and Common stockholders for the second quarter of fiscal 2022 was $7,109,000 or $0.18 per diluted Class A Common share and $0.17 per diluted Common share, compared to net income of $4,621,000 or $0.12 per diluted Class A Common share and $0.11 per diluted Common share in last year’s second quarter. Net income attributable to Class A Common and Common stockholders for the first six months of fiscal 2022 was $12,506,000 or $0.32 per diluted Class A Common share and $0.29 per diluted Common share, compared to $9,100,000 or $0.24 per diluted Class A Common share and $0.21 per diluted Common share in the first six months of fiscal 2021.

FFO for the second quarter of fiscal 2022 was $14,269,000 or $0.37 per diluted Class A Common share and $0.33 per diluted Common share, compared with $11,728,000 or $0.31 per diluted Class A Common share and $0.27 per diluted Common share in last year’s second quarter. For the first six months of fiscal 2022, FFO amounted to $27,165,000 or $0.70 per diluted Class A Common share and $0.64 per diluted Common share, compared to $24,103,000 or $0.63 per diluted Class A Common share and $0.56 per diluted Common share in the corresponding period of fiscal 2021.

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 77 properties containing approximately 5.3 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 209 consecutive quarters of uninterrupted dividends to its shareholders since its inception.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

 (Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Six and Three Months Ended April 30, 2022 and 2021 Results (Unaudited)
 (in thousands, except per share data)

	Six Months Ended		Three Months Ended
	April 30,		April 30,
	2022	2021	2022	2021

Revenues
Lease income	$68,743	$64,278	$34,656	$31,795
Lease termination income	60	705	32	-
Other income	2,752	2,220	1,312	1,131
Total Revenues	71,555	67,203	36,000	32,926

Operating Expenses
Property operating	13,449	12,449	6,447	6,135
Property taxes	11,811	11,776	5,888	5,915
Depreciation and amortization	14,716	14,710	7,572	7,192
General and administrative	5,188	4,737	2,508	2,093
Directors' fees and expenses	201	198	94	89
Total Operating Expenses	45,365	43,870	22,509	21,424

Operating Income	26,190	23,333	13,491	11,502

Non-Operating Income (Expense):
Interest expense	(6,564)	(6,733)	(3,262)	(3,341)
Equity in net income from unconsolidated joint ventures	590	660	323	310
Gain (loss) on sale of properties	768	406	766	434
Interest, dividends and other investment income	161	96	106	53
Net Income	21,145	17,762	11,424	8,958

Noncontrolling interests:
Net income attributable to noncontrolling interests	(1,814)	(1,837)	(903)	(925)
Net income attributable to Urstadt Biddle Properties Inc.	19,331	15,925	10,521	8,033
Preferred stock dividends	(6,825)	(6,825)	(3,412)	(3,412)

Net Income Applicable to Common and Class A Common Stockholders	$12,506	$9,100	$7,109	$4,621

Diluted Earnings Per Share:
Per Common Share:	$0.29	$0.21	$0.17	$0.11
Per Class A Common Share:	$0.32	$0.24	$0.18	$0.12

Weighted Average Number of Shares Outstanding (Diluted):
Common and Common Equivalent	9,751	9,498	9,793	9,603
Class A Common and Class A Common Equivalent	29,800	29,667	29,831	29,764

Results of Operations

The following information summarizes our results of operations for the six months and three months ended April 30, 2022 and 2021 (amounts in thousands):

	Six Months Ended				Change Attributable to
	April 30,		Increase		Property	Properties Held In
Revenues	2022	2021	(Decrease)	% Change	Acquisitions/Sales	Both Periods (Note 1)
Base rents	$51,246	$48,757	$2,489	5.1%	$160	$2,329
Recoveries from tenants	17,657	18,792	(1,135)	(6.0)%	47	(1,182)
Uncollectable amounts in lease income	(151)	(1,379)	1,228	(89.1)%	-	1,228
ASC Topic 842 cash basis lease income reversal (including straight-line rent)	(9)	(1,892)	1,883	(99.5)%	-	1,883
Total lease income	68,743	64,278

Lease termination	60	705	(645)	(91.5)%	-	(645)
Other income	2,752	2,220	532	24.0%	4	528

Operating Expenses
Property operating	13,449	12,449	1,000	8.0%	(26)	1,026
Property taxes	11,811	11,776	35	0.3%	51	(16)
Depreciation and amortization	14,716	14,710	6	-	232	(226)
General and administrative	5,188	4,737	451	9.5%	n/a	n/a

Non-Operating Income/Expense
Interest expense	6,564	6,733	(169)	(2.5)%	-	(169)
Interest, dividends, and other investment income	161	96	65	67.7%	n/a	n/a

	Three Months Ended				Change Attributable to
	April 30,		Increase		Property	Properties Held In
Revenues	2022	2021	(Decrease)	% Change	Acquisitions/Sales	Both Periods (Note 1)
Base rents	$26,233	$24,598	$1,635	$6.6%	$501	$1,134
Recoveries from tenants	8,383	8,814	(431)	(4.9)%	174	(605)
Uncollectable amounts in lease income	(38)	(724)	686	(94.8)%	-	686
ASC Topic 842 cash basis lease income reversal (including straight-line rent)	78	(893)	971	(108.7)%	-	971
Total lease income	34,656	31,795

Lease termination	32	-	32	100.0%	-	32
Other income	1,312	1,131	181	16.0%	11	170

Operating Expenses
Property operating	6,447	6,135	312	5.1%	58	254
Property taxes	5,888	5,915	(27)	(0.5)%	76	(103)
Depreciation and amortization	7,573	7,192	381	5.3%	266	115
General and administrative	2,508	2,093	415	19.8%	n/a	n/a

Non-Operating Income/Expense
Interest expense	3,262	3,341	(79)	(2.4)%	-	(79)
Interest, dividends, and other investment income	106	53	53	100.0%	n/a	n/a

Note 1 – Properties held in both periods includes only properties owned for the entire periods of 2022 and 2021 and for interest expense the amount also includes parent company interest expense.  All other properties are included in the property acquisition/sales column.  There are no properties excluded from the analysis.

Base rents increased by 5.1% to $51.2 million for the six months ended April 30, 2022, as compared with $48.8 million in the corresponding period of 2021. Base rents increased by 6.6% to $26.2 million for the three months ended April 30, 2022, as compared with $24.6  million in the corresponding period of 2021. The change in base rent and the changes in other income statement line items analyzed in the table above were attributable to:

Property Acquisitions and Properties Sold:

In the first six months of fiscal 2022, we acquired one property totaling 186,000 square feet and sold three properties totaling 14,300 square feet. In fiscal 2021, we sold two properties totaling 105,000 square feet.  These properties accounted for all of the revenue and expense changes attributable to property acquisitions and sales in the six and three month periods ended April 30, 2022, when compared with the corresponding periods in fiscal 2021.

Properties Held in Both Periods:

Revenues

Base Rent

For properties held in both periods, base rent for the six and three month periods ended April 30, 2022 increased by $2.3 million and $1.1 million, respectively, when compared with the corresponding prior period.  This increase was primarily a result of new leasing completed after the first quarter of fiscal 2021.

In the first six months of fiscal 2022, we leased or renewed approximately 508,000 square feet (or approximately 11.1% of total GLA).  At April 30, 2022, our consolidated properties were 92.1% leased (91.9% leased at October 31, 2021).

Tenant Recoveries
In the six and three month periods ended April 30, 2022, recoveries from tenants (which represent reimbursements from tenants for operating expenses and property taxes) decreased by a net $1.2 million and $605,000, respectively, when compared with the corresponding prior periods. The decrease in tenant recoveries was the result of an under-accrual adjustment in the first quarter of fiscal 2021. We completed the 2020 annual reconciliations for both common area maintenance and real estate taxes in the first quarter of fiscal 2021, and those reconciliations resulted in us billing our tenants more than we had anticipated and accrued for in the prior period. This increased tenant reimbursement income in the first quarter of fiscal 2021, and caused a negative variance in the first quarter of fiscal 2022.  This net decrease was offset by an increase in property operating expenses in the six and three month periods ended April 30, 2022, when compared to the corresponding prior periods, predominantly related to insurance, environmental costs and roof repairs.

Uncollectable Amounts in Lease Income
In the six and three month periods ended April 30, 2022, uncollectable amounts in lease income decreased by $1.2 million and $686,000, respectively. In the second quarter of fiscal 2020, we significantly increased our uncollectable amounts in lease income based on our assessment of the collectability of existing non-credit small shop tenants' receivables given the on-set of the COVID-19 pandemic in March 2020.  A number of non-credit small shop tenants' businesses were deemed non-essential by the states in which they operate and forced to close for a portion of the second and third quarters of fiscal 2020.  This placed stress on our small shop tenants and made it difficult for many of them to pay their rents when due. This stress continued through the first half of fiscal 2021.  Our assessment was that any billed but unpaid rents would likely be uncollectable. During the six months ended April 30, 2022, many of our tenants experienced business improvement as regulatory restrictions continued to ease and individuals continued to return to pre-pandemic activities. As a result, the uncollectable amounts in lease income declined during such periods, when compared with the corresponding periods of the prior year.

ASC Topic 842 Cash Basis Lease Income Reversals
We adopted ASC Topic 842 "Leases" at the beginning of fiscal 2020.  ASC Topic 842 requires, among other things, that if the collectability of a specific tenant’s future lease payments as contracted are not probable of collection, revenue recognition for that tenant must be converted to cash-basis accounting and be limited to the lesser of the amount billed or collected from that tenant. In addition, any straight-line rental receivables would need to be reversed in the period that the collectability assessment changed to not probable.  As a result of continuing to analyze our entire tenant base, we determined that as a result of the COVID-19 pandemic, 89 tenants' future lease payments were no longer probable of collection. All such tenants were converted to cash basis after our second quarter of fiscal 2020 and prior to our third quarter of fiscal 2021. As of April 30, 2022, 32 of these 89 tenants are no longer tenants in the Company's properties. As a result, of converting these tenants to cash-basis accounting we reversed straight-line rent receivables in the amount of $1.9 million and $893,000 in the six and three month periods ended April 30, 2021.

During the fourth quarter of fiscal 2021, we restored 13 of the original 89 tenants to accrual-basis revenue recognition, and we restored an additional 3 tenants to accrual-basis accounting in the three months ended January 31, 2022 and an additional 5 tenants to accrual basis accounting in the three months ended April 30, 2022. The tenants that were restored to accrual-basis accounting had paid all of their billed rents for six consecutive months and had no significant unpaid billings outstanding when restored to accrual-basis accounting. As a result of the restoration of the 8 and 5 tenants in the six months and three months ended April 30, 2022, we recorded $50,000 and $26,000, respectively in straight-line rent related to the aforementioned tenants.

As of April 30, 2022, 36 tenants continue to be accounted for on a cash basis, or approximately 4.0% of our tenants.  Many of our cash-basis tenants are now paying a larger portion of their billed rents, which results in an increase in revenue recognition for those tenants accounted for on a cash basis when compared with the corresponding period of the prior year.

Expenses

Property Operating
In the six and three month periods ended April 30, 2022, property operating expenses increased by $1 million and $254,000, respectively, when compared with the corresponding prior periods. This was primarily a result of having higher common area maintenance expenses in the six and three month periods ended April 30, 2022, when compared with the corresponding prior periods, related to insurance, environmental costs and roof repairs.

Property Taxes
In the six and three month periods ended April 30, 2022, property tax expenses were relatively unchanged, when compared with the corresponding prior periods.

Interest
In the six and three month periods ended April 30, 2022, interest expense was relatively unchanged, when compared with the corresponding prior periods.

Depreciation and Amortization
In the six and three month periods ended April 30, 2022, depreciation and amortization was relatively unchanged, when compared with the corresponding prior periods.

General and Administrative Expenses
In the six and three month periods ended April 30, 2022, general and administrative expenses increased by $451,000 and $415,000, respectively, when compared with the corresponding prior periods. This was primarily a result of an increase in employee compensation and professional fees in both periods.

Non-GAAP Financial Measure
Funds from Operations (“FFO”)

We consider FFO to be an additional measure of our operating performance.  We report FFO in addition to net income applicable to common stockholders and net cash provided by operating activities.  Management has adopted the definition suggested by The National Association of Real Estate Investment Trusts (“NAREIT”) and defines FFO to mean net income (computed in accordance with GAAP), excluding gains or losses from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated joint ventures.

Management considers FFO to be a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the company’s real estate assets diminishes predictably over time, and industry analysts have accepted FFO as a performance measure.  FFO is presented to assist investors in analyzing the performance of the company.  It is helpful as it excludes various items included in net income that are not indicative of our operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  However, FFO:

•
does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income); and

•	should not be considered an alternative to net income as an indication of our performance.

FFO as defined by us may not be comparable to similarly titled items reported by other real estate investment trusts due to possible differences in the application of the NAREIT definition used by such REITs.  The table below provides a reconciliation of net income applicable to Common and Class A Common stockholders in accordance with GAAP to FFO for the six month and three month period ended April 30, 2022 and 2021. (Amounts in thousands)
(Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Six Months and Three Months Ended April 30, 2022 and 2021
 (in thousands, except per share data)

Reconciliation of Net Income Available to Common and Class A Common Stockholders To Funds From Operations:	Six Months Ended		Three Months Ended
	April 30,		April 30,
	2022	2021	2022	2021
Net Income Applicable to Common and Class A Common Stockholders	$12,506	$9,100	$7,109	$4,621

Real property depreciation	11,622	11,461	5,884	5,759
Amortization of tenant improvements and allowances	2,123	2,352	1,132	1,037
Amortization of deferred leasing costs	936	846	539	370
Depreciation and amortization on unconsolidated joint ventures	746	750	371	375
(Gain)/loss on sale of property	(768)	(406)	(766)	(434)

Funds from Operations Applicable to Common and Class A Common Stockholders	$27,165	$24,103	$14,269	$11,728

FFO amounted to $27.2 million in the six months ended April 30, 2022, compared to $24.1 million in the corresponding period of fiscal 2021.  The net increase in FFO is attributable, among other things to:

Increases:

•	An increase in base rent for new leasing in the portfolio after the first quarter of fiscal 2021.
•
A decrease in uncollectable amounts in lease income of $1.2 million in the six months ended April 30, 2022, when compared with the corresponding prior period.  We significantly increased our uncollectable amounts in lease income based on our assessment of the collectability of existing non-credit small shop tenants' receivables given the onset of the COVID-19 pandemic in March 2020.  A number of non-credit small shop tenants' businesses were deemed non-essential by the states in which they operate and forced to close for a portion of the second and third quarters of fiscal 2020.  This placed stress on our small shop tenants and made it difficult for many of them to pay their rents when due. This stress continued through our first quarter of fiscal 2021.  Our assessment was that any billed but unpaid rents would likely be uncollectable. During the six months ended April 30, 2022, many of our tenants continued to see signs of business improvement as regulatory restrictions continued to ease and individuals continued to return to pre-pandemic activities. As a result, the uncollectable amounts in lease income declined during such period, when compared with the corresponding period of the prior year.

•
We adopted ASC Topic 842 "Leases" at the beginning of fiscal 2020.  ASC Topic 842 requires, among other things, that if the collectability of a specific tenant’s future lease payments as contracted are not probable of collection, revenue recognition for that tenant must be converted to cash-basis accounting and be limited to the lesser of the amount billed or collected from that tenant. In addition, any straight-line rental receivables would need to be reversed in the period that the collectability assessment changed to not probable.  As a result of continuing to analyze our entire tenant base, we determined that as a result of the COVID-19 pandemic, 89 tenants' future lease payments were no longer probable of collection. All such tenants were converted to cash basis after our second quarter of fiscal 2020 and prior to our third quarter of fiscal 2021. As of April 30, 2022, 32 of these 89 tenants are no longer tenants in the Company's properties. As a result, of converting these tenants to cash-basis accounting we reversed straight-line rent receivables in the amount of $1.9 million and $893,000 in the six and three month periods ended April 30, 2021.

During the fourth quarter of fiscal 2021, we restored 13 of the original 89 tenants to accrual-basis revenue recognition, and we restored an additional 3 tenants to accrual-basis accounting in the three months ended January 31, 2022 and an additional 5 tenants to accrual basis accounting in the three months ended April 30, 2022. The tenants that were restored to accrual-basis accounting had paid all of their billed rents for six consecutive months and had no significant unpaid billings outstanding when restored to accrual-basis accounting. As a result of the restoration of the 8 and 5 tenants in the six months and three months ended April 30, 2022, we recorded $50,000 and $26,000, respectively in straight-line rent related to the aforementioned tenants.

As of April 30, 2022, 36 tenants continue to be accounted for on a cash basis, or approximately 4.0% of our tenants.  Many of our cash-basis tenants are now paying a larger portion of their billed rents, which results in an increase in revenue recognition for those tenants accounted for on a cash basis when compared with the corresponding period of the prior year.

Decreases:

•
A $645,000 decrease in lease termination income in the first quarter of fiscal 2022, when compared with the corresponding prior period, primarily as a result of a multi-site lease buyout in the first quarter of fiscal 2021 from one tenant that had occupied multiple spaces in our portfolio.

•
A decrease in variable lease income (cost recovery income) related to an under-accrual adjustment in recoveries from tenants for real estate taxes and common area maintenance in the first quarter of fiscal 2021, which increased revenue in the first quarter of fiscal 2021 and caused a negative variance in the first half of fiscal 2022.

•	A $374,000 increase in employee compensation and professional fees in the first half of fiscal 2022, when compared to the corresponding prior period.

FFO amounted to $14.3 million in the three months ended April 30, 2022, compared to $11.7 million in the corresponding period of fiscal 2021.  The net increase in FFO is attributable, among other things to:

Increases:

•	An increase in base rent for new leasing in the portfolio after the first quarter of fiscal 2021.
•
A decrease in uncollectable amounts in lease income of $686,000 in the three months ended April 30, 2022, when compared with the corresponding prior period.  We significantly increased our uncollectable amounts in lease income based on our assessment of the collectability of existing non-credit small shop tenants' receivables given the onset of the COVID-19 pandemic in March 2020.  A number of non-credit small shop tenants' businesses were deemed non-essential by the states in which they operate and forced to close for a portion of the second and third quarters of fiscal 2020.  This placed stress on our small shop tenants and made it difficult for many of them to pay their rents when due. This stress continued through our first quarter of fiscal 2021.  Our assessment was that any billed but unpaid rents would likely be uncollectable. During the three months ended April 30, 2022, many of our tenants continued to see signs of business improvement as regulatory restrictions continued to ease and individuals continued to return to pre-pandemic activities. As a result, the uncollectable amounts in lease income declined during such period, when compared with the corresponding period of the prior year.

•
We adopted ASC Topic 842 "Leases" at the beginning of fiscal 2020.  ASC Topic 842 requires, among other things, that if the collectability of a specific tenant’s future lease payments as contracted are not probable of collection, revenue recognition for that tenant must be converted to cash-basis accounting and be limited to the lesser of the amount billed or collected from that tenant. In addition, any straight-line rental receivables would need to be reversed in the period that the collectability assessment changed to not probable.  As a result of continuing to analyze our entire tenant base, we determined that as a result of the COVID-19 pandemic, 89 tenants' future lease payments were no longer probable of collection. All such tenants were converted to cash basis after our second quarter of fiscal 2020 and prior to our third quarter of fiscal 2021. As of April 30, 2022, 32 of these 89 tenants are no longer tenants in the Company's properties. As a result, of converting these tenants to cash-basis accounting we reversed straight-line rent receivables in the amount of $893,000 in the three month periods ended April 30, 2021.

During the fourth quarter of fiscal 2021, we restored 13 of the original 89 tenants to accrual-basis revenue recognition, and we restored an additional 3 tenants to accrual-basis accounting in the three months ended January 31, 2022 and an additional 5 tenants to accrual basis accounting in the three months ended April 30, 2022. The tenants that were restored to accrual-basis accounting had paid all of their billed rents for six consecutive months and had no significant unpaid billings outstanding when restored to accrual-basis accounting. As a result of the restoration of the 5 tenants in the three months ended April 30, 2022, we recorded $26,000, respectively in straight-line rent related to the aforementioned tenants.

As of April 30, 2022, 36 tenants continue to be accounted for on a cash basis, or approximately 4.0% of our tenants.  Many of our cash-basis tenants are now paying a larger portion of their billed rents, which results in an increase in revenue recognition for those tenants accounted for on a cash basis when compared with the corresponding period of the prior year.

Decreases:

•
A decrease in variable lease income (cost recovery income) related to an under-accrual adjustment in recoveries from tenants for real estate taxes and common area maintenance in the first half of fiscal 2021, which increased revenue in the first half of fiscal 2021 and caused a negative variance in the second quarter of fiscal 2022.

•	A $323,000 increase in employee compensation and professional fees in the first half of fiscal 2022, when compared to the corresponding prior period.

Non-GAAP Financial Measure
Same Property Net Operating Income
We present Same Property Net Operating Income ("Same Property NOI"), which is a non-GAAP financial measure. Same Property NOI excludes from Net Operating Income (“NOI”) properties that have not been owned for the full periods presented. The most directly comparable GAAP financial measure to NOI is operating income.  To calculate NOI, operating income is adjusted to add back depreciation and amortization, general and administrative expense, interest expense, amortization of above and below-market lease intangibles and to exclude straight-line rent adjustments, interest, dividends and other investment income, equity in net income of unconsolidated joint ventures, and gain/loss on sale of operating properties.

We use Same Property NOI internally as a performance measure, and we believe Same Property NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Our management also uses Same Property NOI to evaluate property level performance and to make decisions about resource allocations. Further, we believe Same Property NOI is useful to investors as a performance measure because, when compared across periods, Same Property NOI reflects the impact on operations from trends in occupancy rates, rental rates and operating costs on an unleveraged basis, providing perspective not immediately apparent from income from continuing operations. Same Property NOI excludes certain components from net income attributable to Urstadt Biddle Properties Inc. in order to provide results that are more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. Same Property NOI presented by us may not be comparable to Same Property NOI reported by other REITs that define Same Property NOI differently.

Table Follows:

Urstadt Biddle Properties Inc.
Same Property Net Operating Income
(In thousands, except for number of properties and percentages)

	Six Months Ended April 30,			Three Months Ended April 30,
	2022	2021	% Change	2022	2021	% Change
Same Property Operating Results:

Number of Properties (Note 1)	72			72

Revenue (Note 2)
Base Rent (Note 3)	$49,601	$49,924	(0.6)%	$25,053	$25,759	(2.7)%
Uncollectable amounts in lease income-same property	(152)	(1,379)	(89.0)%	(39)	(725)	(94.6)%
ASC Topic 842 cash-basis lease income reversal-same property	(10)	(1,855)	(99.5)%	49	(856)	(105.7)%
Recoveries from tenants	17,429	18,612	(6.4)%	8,158	8,767	(6.9)%
Other property income	1,130	226	400.0%	794	178	346.1%
	67,998	65,528	3.8%	34,015	33,123	2.7%

Expenses
Property operating	7,802	7,720	1.1%	3,997	3,920	2.0%
Property taxes	11,677	11,698	(0.2)%	5,768	5,872	(1.8)%
Other non-recoverable operating expenses	962	1,016	(5.3)%	466	618	(24.6)%
	20,441	20,434	-	10,231	10,410	(1.7)%

Same Property Net Operating Income	$47,557	$45,094	5.5%	$23,784	$22,713	4.7%

Reconciliation of Same Property NOI to Most Directly Comparable GAAP Measure:

Other reconciling items:
Other non same-property net operating income	750	750		754	351
Other Interest income	286	231		161	123
Other Dividend Income	-	-		-	-
Consolidated lease termination income	60	704		32	-
Consolidated amortization of above and below market leases	396	289		222	179
Consolidated straight line rent income	(55)	(2,331)		(60)	(1,763)
Equity in net income of unconsolidated joint ventures	590	660		323	310
Taxable REIT subsidiary income/(loss)	(135)	254		(321)	(126)
Solar income/(loss)	(292)	(247)		(81)	(93)
Storage income/(loss)	1,001	445		475	192
Unrealized holding gains arising during the periods	-	-		-	-
Gain on marketable securities	-	-		-	-
Interest expense	(6,564)	(6,733)		(3,262)	(3,341)
General and administrative expenses	(5,188)	(4,737)		(2,508)	(2,093)
Uncollectable amounts in lease income	(152)	(1,379)		(39)	(725)
Uncollectable amounts in lease income-same property	152	1,379		39	725
ASC Topic 842 cash-basis lease income reversal	(10)	(1,892)		77	(893)
ASC Topic 842 cash-basis lease income reversal-same property	10	1,855		(49)	856
Directors fees and expenses	(201)	(198)		(94)	(89)
Depreciation and amortization	(14,716)	(14,710)		(7,572)	(7,192)
Adjustment for intercompany expenses and other	(3,112)	(2,078)		(1,223)	(610)

Total other -net	(27,180)	(27,738)		(13,126)	(14,189)
Income from continuing operations	20,377	17,356	17.4%	10,658	8,524	25.0%
Gain (loss) on sale of real estate	768	406		766	434
Net income	21,145	17,762	19.0%	11,424	8,958	27.5%
Net income attributable to noncontrolling interests	(1,814)	(1,837)		(903)	(925)
Net income attributable to Urstadt Biddle Properties Inc.	$19,331	$15,925	21.4%	$10,521	$8,033	31.0%

Same Property Operating Expense Ratio (Note 4)	89.5%	95.8%	(6.4)%	83.5%	89.5%	(6.0)%

Note 1 - Includes only properties owned for the entire period of both periods presented.

Note 2 - Excludes straight line rent, above/below market lease rent, lease termination income.

Note 3 - Base rents for the three and six month periods ended April 30, 2022 are reduced by approximately $37,000 and $87,000, respectively, in rents that were deferred and approximately $33,000 and $156,000, in rents that were abated because of COVID-19. Base rents for the three and six month periods ended April 30, 2022, are increased by approximately $92,000 and $382,000, respectively, in COVID-19 deferred rents that were billed and collected in the fiscal 2022 periods.

Base rents for the three and six month periods ended April 30, 2021 are reduced by approximately $26,000 and $425,700, respectively, in rents that were deferred and approximately $286,000 and $2.3 million, in rents that were abated because of COVID-19. Base rents for the three and six month periods ended April 30, 2021, are increased by approximately $690,000 and $1.7 million, respectively, in COVID-19 deferred rents that were billed and collected in the fiscal 2021 periods.

Note 4 -Represents the percentage of property operating expense and real estate tax

Urstadt Biddle Properties Inc.
Balance Sheet Highlights
(in thousands)

	April 30,	October 31,
	2022	2021
	(Unaudited)
Assets
Cash and Cash Equivalents	$15,893	$24,057

Real Estate investments before accumulated depreciation	$1,180,269	$1,148,382

Investments in and advances to unconsolidated joint ventures	$29,043	$29,027

Total Assets	$996,656	$973,852

Liabilities
Revolving credit line	$10,000	$0

Mortgage notes payable and other loans	$306,079	$296,449

Total Liabilities	$345,056	$330,553

Redeemable Noncontrolling Interests	$63,906	$67,395

Preferred Stock	$225,000	$225,000

Total Stockholders’ Equity	$587,694	$575,904